CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We  consent  to  the  references  to  our  firm  under  the captions  "Financial
Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information in this Post-Effective Amendment to the Registration Statement of Lehman Brothers Income Funds, and to the incorporation by reference of our reports dated December 14, 2007 for the Lehman Brothers Core Bond Fund, Lehman Brothers New York Municipal Money Fund, and Lehman Brothers Tax-Free Money Fund, each a series of Lehman Brothers Income Funds, and Tax-Exempt Master Series, a series of Institutional Liquidity Trust, included in the October 31, 2007 Annual Reports to Shareholders of Lehman Brothers Income Funds.






                                           /S/ TAIT, WELLER & BAKER LLP

PHILADELPHIA, PENNSYLVANIA
FEBRUARY 28, 2008